                   PROFESSIONAL SERVICES AND SUPPORT AGREEMENT

     THIS PROFESSIONAL SERVICES AND SUPPORT AGREEMENT is entered into effective as of the ___ day of ______, 199__ by and between CONSOLIDATED EYE CARE, INC., a North Carolina corporation ("CEC"), and OPTOMETRIC EYE CARE CENTER, P.A., a North Carolina professional corporation ("Professional Corporation").

W I T N E S S E T H

     WHEREAS, Professional Corporation is a North Carolina professional corporation engaged in the practice of optometry through the work of optometrists, who are employed by Professional Corporation, and who are duly licensed under the laws of the State of North Carolina.

     WHEREAS, CEC is in the business of managing comprehensive integrated eye health centers and eye health provider networks, including the administration, support, and contracting for ophthalmology practices and services, optometry practice and services, ambulatory surgery centers, retail eye wear sales and fitting services, and eye wear manufacturing (collectively, the "Business"); and

     WHEREAS, CEC desires to have Professional Corporation participate in CEC's eye health provider network, and Professional Corporation desires to provide services through the network and to contract with CEC on an exclusive basis to provide administrative and support services to assist Professional Corporation in operating comprehensive integrated eye health centers.

     NOW THEREFORE, in consideration of the foregoing and the mutual covenants and conditions contained herein, the parties hereby agree as follows:

     1. Services Agreement. The parties hereby agree to provide the following services subject to the terms of this Agreement (referred to herein as the "Services Agreement").

     2. Duties of Professional Corporation. During the term of this Services Agreement, Professional Corporation shall, at Professional Corporation's expense:

     (a) provide professional optometric services, through its employed optometrists, at each of Professional Corporation's offices listed in Exhibit A attached hereto and incorporated herein by reference (referred to herein as the "Practice Locations"). Professional Corporation agrees and acknowledges that this Services Agreement with CEC is exclusive and that Professional Corporation will not contract with any other person or entity for such services. Professional

Corporation shall designate an optometrist at each Practice Location to serve as the Lead Optometrist for the Practice Location. To facilitate local autonomy and input for each of the Practices Locations, Professional Corporation shall consider recommendations from the Lead Optometrists regarding the operation of the Practice Locations and each of its duties set forth herein;

     (b) use and occupy each Practice Location exclusively as an eye health center, for the practice of optometry and for providing other related services and products, and establish all fee or charge schedules relating to the rendition of all services by optometrists employed by Professional Corporation;

     (c) establish and implement optometric practice standards, policies and protocols, and provide optometric services consistent with generally accepted professional standards for the practice of optometry, and in compliance with all credentialing, quality assurance, practice standardization, risk management, access, and/or utilization management programs, criteria and procedures which Professional Corporation and CEC may mutually adopt for the eye health centers including those with which CEC is obligated to comply as part of its Business, such as any such programs, criteria or procedures required by governmental agencies, accrediting bodies and third-party payers with whom CEC contracts;

     (d) comply with all applicable provisions of the law and of the rules and regulations of all governmental authorities relating to licensing and the regulation of optometrists employed by Professional Corporation;

     (e) recommend the types and amounts of equipment and supplies to be purchased and owned by CEC for the use of the Practice Locations and comply with all inventory and ordering procedures and systems established mutually by CEC and Professional Corporation to ensure that reasonable inventories are available;

     (f) approve each Practice Location's budget, compensation, billing and collection matters based on recommendations from CEC;

     (g) develop training guidelines and provide training and supervision of professional staff, including without limitation, providing professional supervision of technicians and other clinical personnel rendering services for the Practice Locations consistent with generally accepted standards for the practice of optometry and as required by applicable law or the conditions of participation of third-party payors;

     (h) participate in CEC's eye health provider network and assist CEC in developing relationships with third-party payors;

     (i) submit accurate and complete data required for the billing and collection by CEC of fees for professional services on behalf of Professional Corporation;

     (j) keep accurate and complete medical records of professional eye care services rendered to patients;

     (k) monitor utilization and quality of services, promptly take all necessary steps to remedy all deficiencies in the quality of eye care provided and notify CEC promptly of, and direct and assist CEC in implementing all necessary steps to remedy all deficiencies in each Practice Location's non-clinical services ;

     (l) purchase professional liability insurance for Professional Corporation and its optometrists, and direct CEC in handling of the defense and settlement of all claims made against such insurance, including, without limitation, promptly notifying CEC in writing upon: (A) the making of a claim or institution of a lawsuit against Professional Corporation or any employee relating in any way to services provided pursuant to this Services Agreement; and (B) the filing of a complaint against Professional Corporation or any employee with any governmental agency or disciplinary board, or the loss, suspension or voluntary relinquishment of any license or permit held by any employee necessary to the performance of such employee's duties for Professional Corporation, or the cancellation or termination of his or her professional liability coverage;

     (m) obtain legal services required by Professional Corporation including, without limitation, engaging counsel, supervising counsel's engagement and controlling fees; and

     (n) apply for and maintain in Professional Corporation's name, any filings, licenses, permits, notices or other documents required by applicable governmental entities for the practice of optometry by Professional Corporation;

     3. Operation of the Practice Location

     (a) Professional Corporation shall cause each Practice Location to be adequately staffed with appropriately trained and licensed professional and technical personnel for full operation at hours established by Professional Corporation which shall comply with requirements of third-party payors who contract with CEC.

     (b) Professional Corporation shall participate in CEC's eye care provider network and CEC's third-party payor contracts and agrees that professional eye care services furnished hereunder shall meet the requirements of this Services Agreement. Each Optometrist employed by Professional Corporation to provide professional eye care services will comply with applicable provisions of this Services Agreement and shall:

          (i) provide clinical services consistent with generally accepted professional standards and the requirements of this Services Agreement;

          (ii) be appropriately licensed to practice in the jurisdiction(s) in which such optometrist provides services.

     (c) Professional Corporation shall be responsible for maintaining sufficient professional personnel to ensure that Professional Corporation can meet its obligations under this Services Agreement;

     (d) Professional Corporation shall be responsible for hiring all optometrists. Professional Corporation has entered, or will enter, into Employment Agreements with optometrists in the form set forth in Exhibit B attached hereto. Professional Corporation shall have the exclusive right to terminate any Employment Agreement.

     (e) Professional Corporation and its practicing optometrists shall have sole authority and responsibility for the practice of optometry and the provision of professional optometric services. While CEC may make recommendations with respect to operation of the Practice Locations, as set forth in this Agreement, CEC shall not seek to control or interfere with the practice of optometry or the professional judgment of Professional Corporation's practicing optometrists.

     4. Duties of CEC. During the term of this Services Agreement, CEC shall, at its expense:

     (a) maintain each Practice Location's facilities, including common areas, maintenance and utilities;

     (b) provide technical and Practice Location support services;

     (c) negotiate, enter into and administer contracts on behalf of the Business;

     (d) provide all accounting, bookkeeping, and accounting control services relating to the Practice Locations, including without limitation, development of a system of accounts, preparation of monthly financial statements, development of accounting procedures and controls, and assisting any outside auditors;

     (e) bill and collect on behalf of Professional Corporation for all services rendered by Professional Corporation as provided herein, consistent with the provisions of Section 6 hereof,

     (f) make recommendations and assist in the purchase of professional liability (malpractice) and other customary and reasonable types of insurance on behalf of Professional Corporation, with limits, as approved by Professional Corporation, and handle the defense and settlement of all claims made against such insurance under the direction of Professional Corporation.

     (g) except when the parties may otherwise agree, CEC shall have the exclusive authority to negotiate and administer, according to terms agreed to by Professional Corporation and CEC (including reimbursement and service rates), all contracts with third party payers, employer groups, and joint venturers for the provision of eye care services, including without limitation, all participating provider agreements, managed care agreements, network rental or access agreements, and all capitation and reimbursement agreements, each of which agreements shall be entered into by CEC, or an affiliate of CEC, unless otherwise required by law.

     5. Budget and Compensation Plan.

     (a) Professional Corporation shall in consultation with CEC, adopt an annual Budget for the Practice Locations. The Budget shall include, but is not limited to, major operating objectives, anticipated Practice Revenues and Practice Location Expenses, Professional Compensation, cash flow and capital expenditures, and the Administrative Services Charge.

     (b) Professional Compensation shall include all salaries and benefits paid to optometrists employed by Professional Corporation, as well as technicians employed by Professional Corporation. Professional Compensation shall be calculated according to the terms of Professional Corporation's Employment Agreements with optometrists and technicians. The Lead Optometrist for each Practice Location shall make recommendations to Professional Corporation on Professional Compensation for his or her Practice Location.

     (c) As compensation to CEC for rendering those services set forth in
Section 4 of this Agreement, which administratively support Professional Corporation's eye care centers, OECC shall pay an Administrative Services Charge to CEC. For the period from the Closing of the

Contemplated Transactions (as such terms are defined in the Agreement and Plan of Merger dated April 12, 1999, by and among PrimeVision Health, Inc., OptiCare Eye Health Centers, Inc., Saratoga Resources, Inc. and certain other parties) through December 31, 1999, the Administrative Services Charge shall be calculated as set forth in Exhibit C. Thereafter, by November 30th of each calendar year, the Administrative Services charge shall be negotiated by OECC and CEC, in good faith, for the following calendar year, in accordance with
Section 5(a) of this Agreement. In the event that OECC and CEC are unable to agree on the Administrative Services Charge for the following year, then the Administrative Services Charge for the following year shall be the current Administrative Services Charge increased by a factor of eight percent (8%).

     6. Billing and Collections.

     (a) It is agreed that only CEC shall bill, collect and receive payment on behalf of Professional Corporation for the performance of services and sale of goods by the Practice Locations. CEC shall submit all claims and other documents necessary or appropriate for making claims for such services, to collect, receive payment of, receipt for and give discharges and releases of all claims for such eye care services; to make demand with respect to, settle, compromise and adjust such claims, and to commence and prosecute in the name of Professional Corporation or any employee any suit, action or proceeding to collect any such claims. CEC will use commercially reasonable efforts to properly and promptly perform such duties. In performing such duties, CEC shall have the right, after giving reasonable notice, to inspect and copy the records of Professional Corporation relating to the eye care services rendered by Professional Corporation and its employees, subject to applicable law. Professional Corporation shall ensure that each of its employees shall submit timely, accurate and complete billing information to CEC in compliance with all applicable laws, regulations, policies and practices governing payment for eye care services rendered by Professional Corporation.

     (b) CEC shall, in the name of Professional Corporation, deposit in Professional Corporation's bank account (the "Deposit Account") all receipts and monies arising from the sale of goods or performance of services at or on behalf of the Practice Locations ("Practice Location Revenues") that are received by CEC on behalf of Professional Corporation. Professional Corporation shall have sole control of the the Deposit Account, and the bank shall be subject only to Professional Corporation's instructions regarding the Deposit Account, which will be set up as a lockbox account such that all checks or other payments are immediately processed, endorsed and funds credited, and no withdrawals are made from the account by Professional Corporation. The Deposit Account shall be subject to a standing transfer order from Professional Corporation as hereinafter set forth. Professional Corporation will retain absolute right to cancel or change the standing transfer order with the bank. It is specifically agreed and understood that all revenues of the Practice Locations, to the extent permitted by law, shall be delivered to CEC by or on behalf of Professional Corporation for deposit directly into the Deposit Account.

     (c) Disbursements from the Deposit Account shall be made according to the Budget for the Practice Locations set forth in Section 5 hereof, in the following manner. On a daily basis, Professional Corporation's Deposit Account will be swept and all funds therein transferred and deposited in one or more investment accounts of CEC. All funds deposited in such account(s) will be maintained, tracked and recorded in such account(s) as a Professional Corporation subaccount (PC Account). CEC will pay for all operating and non operating expenses arising out of the operation of the Professional Corporation, including but not limited to utilities and other facility expenses, cost of supplies and inventory and other direct and indirect costs and expenses of operating the Practice Locations ("Practice Location Expenses"). All Practice Location Expenses are covered by CEC as part of CEC services under Section 4 of this Agreement and are included in CEC's Administrative Services Charge as set forth in Section 5(c) of this Agreement. Professional Corporation will be responsible for all Professional Compensation.

     7. Quality Assurance

     (a) Professional Corporation shall establish a Quality Assurance Committee which will be responsible for evaluating the quality of care provided by the Practice Locations and making appropriate recommendations.

     (b) The resources of CEC will be available to assist Professional Corporation in monitoring the utilization and quality of services provided by the Practice Locations and to assist Professional Corporation in implementing quality improvement programs.

     8. Books and Records.

     (a) Professional Corporation shall be the owner and custodian of all records pertaining to eye care services rendered in connection with the Practice Locations, and all other records of the Practice Locations. The records pertaining to eye care services shall at all times be freely available for the use of the optometrists employed by Professional Corporation; provided, however that such patient records may not be removed from a Practice Location without Professional Corporation's prior written consent unless directed by the applicable patient. Professional Corporation shall be responsible for prescribing the content of the patient records maintained for the Practice Locations, consistent with applicable law, rules and regulations, and consistent with the information and documentation requirements of third-party payors with whom CEC contracts, and all applicable accrediting bodies. Professional Corporation shall adhere to the record retention and destruction policies and procedures adopted by Professional Corporation, in accordance with applicable laws, regulations and CEC's obligations to third party payors.

     (b) CEC shall have access to patient information only as needed to provide services to Professional Corporation pursuant to this Agreement. CEC shall maintain confidentiality of all patient information, as required by state and federal law. Professional Corporation shall not disclose patient records or other patient information to third persons except such governmental agencies or licensing bodies as required by law or regulation, unless the patient shall have given his/her written consent for the release of the information or unless otherwise required by law. The foregoing shall be deemed to include patient's records and all other information and records kept in the normal operation of the Practice Locations.

     9. Independent Contractor.

     (a) In the performance of their respective duties under this Services Agreement, Professional Corporation and its optometrists shall at all times be acting and performing collectively as independent contractors with CEC. Without limiting the generality of the foregoing, neither CEC nor any of its affiliates shall in any particular instance exercise any control or direction over the clinical methods, procedures and practices utilized by Professional Corporation and its optometrists either in the performance of their duties or in the provision of optometric services and care hereunder, or interfere in the professional judgment of optometrists, or cause any optometrist to do or take any action which would be inconsistent with his or her physician-patient responsibilities.

     (b) Nothing contained in this Services Agreement shall be construed to deem CEC responsible for any professional liability or other obligations of Professional Corporation or its optometrists.

     10. Covenant Not to Compete.

     (a) During the term hereof and for two (2) years after the termination hereof, Professional Corporation will not, without the prior written consent of CEC, have an interest in (whether as a proprietor, partner, investor, shareholder, officer, director, manager or any type of principal whatsoever) or enter the employment of, or act as the agent or the advisor or consultant for, a Competitive Business. For purposes of this Section, the term "Competitive Business" shall mean any person, firm, partnership, association, corporation or business organization, entity or enterprise which is not wholly owned by duly licensed optometrists and which is or is about to operate any business which manages comprehensive integrated eye health centers and eye health provider networks within North Carolina and in those counties in South Carolina in which CEC is doing business.

     (b) Professional Corporation agrees that CEC's remedy at law for any breach of the covenants set forth in this Section 10 would be inadequate and agrees that in addition to any remedy at law which it may have, CEC may be granted temporary and permanent injunctive relief in any proceeding which may be brought to enforce this Section 10, without the necessity of proof of actual damage, and, furthermore, CEC may recover all costs and reasonable attorneys' fees incurred as a result of a breach of the covenants set forth in Section 10(a).

     (c) The provisions of Section 10 shall be null and void and of no force and effect if the Closing of the Contemplated Transactions (as such terms are defined in the Agreement and Plan of Merger dated April 12, 1999, by and among PrimeVision Health, Inc., OptiCare Eye Health Centers, Inc., Saratoga Resources, Inc., and certain other parties) does not occur on or before September 30, 1999, and all other terms and conditions of the Settlement Agreement dated April 9, 1999, by and among CEC, Professional Corporation and certain other parties (the "Settlement Agreement") required to be met by the Closing have not been met by Closing.

     11. Term.

     (a) (i) Except as otherwise provided herein, this Services Agreement shall remain in full force and effect for a term of fifteen (15) years from the date hereof ("Initial Term") and shall automatically renew for successive terms of five (5) years each (each such subsequent five (5) year term is hereinafter referred to as a "Renewal Term") unless terminated as provided herein. (ii) This Services Agreement shall automatically become terminable on thirty (30) days notice if the Closing of the Contemplated Transactions has not occurred by September 30, 1999, and all other terms and conditions of the Settlement Agreement required to be met by the Closing have not been met by Closing.

     (b) Subject to Section 11(a)(ii) hereof, either CEC or Professional Corporation may elect to terminate this Services Agreement by written notice to the other given not less than one hundred and eighty (180) days and not more than one year prior to the end of the then current term.

     (c) Either CEC or Professional Corporation may terminate this Services Agreement by written notice to the other, upon the failure by the other to perform one or more of its obligations under this Services Agreement, if such failure continues uncorrected for sixty (60) days after receipt of written notice thereof. Such notice shall describe the specific conduct which serves as the basis of the alleged breach. Actions by CEC to manage, control, supervise or conduct any of the acts or practices constituting the practice of optometry or to control or interfere with the professional judgment of an optometrist shall constitute a breach of this Services Agreement.

     (d) CEC shall be entitled to terminate this Services Agreement immediately if OECC cancels or changes the standing order for the Deposit Account as set forth in Section 6(b) hereof or if CEC and OECC are unable to agree on the Budget as set forth in Section 5 hereof.

     (e) Upon termination of this Services Agreement, no party shall have any further liability or obligation to any other hereunder, except for the obligations under Sections 7,10 and 12 hereof, and except that each party shall remain liable to the other with respect to any liability arising prior to such termination, including without limitation, liability for the payment of the Administrative Services Charge secured through the date of such termination.

     (f) It is the intention of the parties hereto that the service arrangements provided for herein not represent the unlawful practice of optometry by a corporation, and this Services Agreement shall be construed accordingly, and the parties shall take such reasonable steps, including consultation with the North Carolina State Board of Examiners in Optometry and modification of this Services Agreement as may be appropriate to implement such intention while preserving the overall relationships contemplated hereby. If at any time CEC reasonably concludes after consultation with Professional Corporation that as constituted, or with modifications, the parties intention as aforesaid cannot be implemented, then this Services Agreement shall be terminable by CEC or Professional Corporation without further liability on ninety (90) days written notice to the other party, which termination shall render null and void the covenant not to compete contained in Section 10 of this Services Agreement.

     12. Proprietary Interests and Rights.

     (a) Professional Corporation recognizes the proprietary interest of CEC in the trade name and trademark "CEC" and all other names, trademarks, service marks, policies, procedures, operating manuals, forms, contracts and other information used or employed by the Business. Upon the termination of this Services Agreement, Professional Corporation shall delete any reference to CEC and to any confusingly similar name, and shall provide evidence, reasonably satisfactory to CEC, of such change, shall discontinue the use of such trade name, the "CEC" trademark, and any other names, trade marks, service marks, policies, procedures, operating manuals, forms, contract or other proprietary information used in the Business, and shall agree to destroy and/or return to CEC all copies of documents, forms, operating manuals and other materials displaying such names, trade marks and service marks, or setting forth such policies, procedures or other proprietary information.

     (b) Professional Corporation acknowledges its confidential relationship with CEC and CEC's ownership of all information relating to the Business, including without limitation business methods, business plans, expansion and acquisition plans and strategy, marketing plans, customer information and lists, statistical data and reports, and financial information relating to the Business, (the foregoing collectively referred to as "Confidential Information"). Professional Corporation acknowledges and agrees that CEC is entitled to prevent its competitors from obtaining and utilizing its Confidential Information and that Professional Corporation may be provided access to the same by CEC solely to enable Professional Corporation to perform the services provided for in this Services Agreement. Professional Corporation agrees to hold CEC's Confidential Information in strictest confidence and not to disclose it or allow it to be disclosed directly or indirectly to any person or entity (other than persons employed by Professional Corporation who have a need to know such information and who are obligated by written agreement to maintain the confidentiality thereof) without CEC's prior written consent.

     (c) CEC recognizes the proprietary interest of Professional Corporation in the name Optometric Eye Care Center, P.A. and all other names, trademarks, service marks, policies, procedures, operating manuals, forms, contracts and other information used or employed by Professional Corporation. Upon the termination of this Services Agreement, CEC shall delete any reference to Professional Corporation and to any confusingly similar name, and shall provide evidence, reasonably satisfactory to Professional Corporation, of such change, shall discontinue the use of such name, and any other names, trade marks, service marks, policies, procedures, operating manuals, forms, contract or other proprietary information used in the Practice Location, and shall agree to destroy and/or return to CEC all copies of documents, forms, operating manuals and other materials displaying such names, trade marks and service marks, or setting forth such policies, procedures or other proprietary information.

     (d) CEC acknowledges its confidential relationship with Professional Corporation and Professional Corporation's ownership of all information relating to Professional Corporation, including without limitation, optometric practice standards, policies, and protocols, training programs and materials, educational programs and materials, marketing plans, patient information and lists, statistical data and reports, and financial information relating to the Practice Locations, (the foregoing collectively referred to as "Confidential Information"). CEC acknowledges and agrees that Professional Corporation is entitled to prevent its competitors from obtaining and utilizing its Confidential Information and that CEC may be provided access to the same by Professional Corporation solely to enable CEC to perform the services provided for in this Services Agreement. CEC agrees to hold Professional Corporation's Confidential Information in strictest confidence and not to disclose it or allow it to be disclosed directly or indirectly to any person or entity (other than persons employed by CEC who have a need to know such information and who are obligated by written agreement to maintain the confidentiality thereof) without Professional Corporation's prior written consent.

     13. Restrictions on Authority of Professional Corporation.

     (a) Professional Corporation shall give CEC at least 180 days' prior written notice of its decision to:

          (i) adopt any annual or long-term capital or operating budget of Professional Corporation;

          (ii) enter into any contract or commitment the funds for which are not provided in the operating budget mutually approved by Professional Corporation and CEC;

         (iii) sell, exchange, lease or otherwise dispose of all or substantially all the assets of Professional Corporation;

          (iv) merge or consolidate Professional Corporation with or into any other entity;

          (v)  liquidate or dissolve Professional Corporation; or

          (vi) authorize the filing of any receivership, bankruptcy, insolvency or similar proceeding on behalf of Professional Corporation.

         (vii) authorize the issuance of any capital stock of Professional Corporation or of any options, warrants or other commitments to issue such capital stock (except as provided in a stockholders' agreement entered into between Professional Corporation and all of its stockholders in form and substance reasonably acceptable to CEC); or

        (viii) amend Professional Corporation's Certificate of Incorporation or Bylaws.

     14. General Provisions.

     (a) No failure by any party to insist upon the strict performance of any covenant, agreement, term or condition of this Services Agreement or to exercise a right or remedy shall constitute a waiver. No waiver of any breach shall affect or alter this Services Agreement, but each and every covenant, condition, agreement and term of this Services Agreement shall continue in full force and effect with respect to any other existing or subsequent breach.

     (b) This Services Agreement, together with the Employment Agreements, constitute the entire agreement between the parties and contains all the agreements between the parties with respect to the subject matter hereof. This Services Agreement supersedes any and all prior agreements among the parties, and all such prior agreements, and any duties and obligations arising thereunder, are hereby rendered null and void.


     (c) The provisions of this Services Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by all of the parties hereto. However, notwithstanding any other provision of this Agreement, this Agreement shall be null and void and of no force or effect unless the Closing of the Contemplated Transactions occurs on or before September 30, 1999, and all terms and conditions of the Settlement Agreement required to be met by the Closing have been met by the Closing.

     (d) Neither this Services Agreement nor any right or interest hereunder may be assigned in whole or in part by any party without the prior written consent of the other parties, except that CEC may assign its rights or duties under this Services Agreement to a corporation which acquires all or substantially all of the assets of CEC, or with which CEC merges or consolidates.

     (e) If any provision of this Services Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of this Services Agreement that can be given effect without the invalid provision. In such event, all parties agree that the court making such determination shall have the power to alter or amend such provision so that it shall be enforceable consistent with the intentions of the parties.

     (f) This Services Agreement shall be construed and enforced under and in accordance with the laws of the State of North Carolina.

     (g) Nothing in this Services Agreement shall be construed as creating or giving rise to any rights in any third parties or any persons other than the parties hereto.

     (h) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be delivered personally or sent by certified mail, postage prepaid, addressed to the party at the following address:

         If to CEC:

                           with a copy to:

         If to Professional Corporation:

Any party may change its address for notice purposes by written notice to the other party and such change shall be effective upon receipt. Notices shall be deemed to have been received at the earlier of actual receipt or three (3) days after deposit in the mail, as provided above.

     IN WITNESS WHEREOF, the parties hereto have caused this Services Agreement to be executed, as of the date first above written.


                                CONSOLIDATED EYE CARE HEALTH CENTERS, INC.

                                By:
                                   --------------------------------------

                                Name:
                                     ------------------------------------

                                Its:
                                    -------------------------------------


                                OPTOMETRIC EYE CARE CENTER, P.A.

                                By:
                                   --------------------------------------

                                President

EXHIBIT C
---------

     For the period from the Closing of the Contemplated Transactions (as such terms are defined in the Agreement and Plan of Merger dated April 12, 1999, by and among PrimeVision Health, Inc., OptiCare Eye Health Centers, Inc., Saratoga Resources, Inc. and certain other parties) through December 31, 1999, the Administrative Services Charge shall be calculated as follows:


1. Professional Corporation shall pay to CEC a fixed fee of $185,000.00 per month.

2. In addition, Professional Corporation shall pay to CEC __percent (__%) of the collected revenues for optical goods; provided, however, that payment shall not be made to CEC until Professional Compensation has been fully paid, in accordance with Professional Corporation's Employment Agreements and that such payment shall be reduced as necessary to fully fund Professional Compensation.